Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 68,415,942.00	0.0001381	$ 9,448.24
Fees Previously Paid
	Total Transaction Valuation:	$ 68,415,942.00
	Total Fees Due for Filing:			$ 9,448.24
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 9,448.24
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. Pursuant to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, the Transaction Value was calculated by multiplying 3,363,566 shares of common stock of the Fund (20% of the total number of shares outstanding on February 20, 2026) by $20.3403 (98.5% of the net asset value per share of $20.65 as of the close of ordinary trading on the New York Stock Exchange on February 20, 2026). The filing fee is calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A